EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of NB&T Financial Group, Inc. (the “Registration Statement”), of our report dated April 15, 2008, relating to our audit of the consolidated balance sheet of Community National Corporation and Subsidiary as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2007, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

/s/ J. D. Cloud & Co. L.L.P.

November 11, 2009